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                                                           Exhibit 99.B.23(h)(2)


                       TRANSFER AGENCY SERVICES AGREEMENT





         THIS AGREEMENT is made as by and between NYLIM Service Company LLC, a Delaware limited liability company ("SERVICE COMPANY"), and McM FUNDS, a Delaware business trust (the "Fund").

                              W I T N E S S E T H:

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain SERVICE COMPANY to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and SERVICE COMPANY wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Definitions.  As Used in this Agreement:

         (a)      "1933 Act" means the Securities Act of 1933, as amended.

         (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

         (d)      "CEA" means the Commodities Exchange Act, as amended.

         (e) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parents(s).

         (f) "Oral Instructions" mean oral instructions received by SERVICE COMPANY from an Authorized Person or from a person reasonably believed by SERVICE COMPANY to be an Authorized Person. SERVICE COMPANY may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (g)      "SEC"  means the U.S. Securities and Exchange Commission.

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         (h)      "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940
                  Act , the CEA and any applicable state securities law.

         (i) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

         (j) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by SERVICE COMPANY or (ii) trade instructions transmitted (and received by SERVICE COMPANY) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, electronic mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. The Fund hereby appoints SERVICE COMPANY to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. SERVICE COMPANY accepts such appointment and agrees to furnish such services.

3. Delivery of Documents. The Fund has provided or, where applicable, will provide SERVICE COMPANY with the following:

         (a) At SERVICE COMPANY's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of SERVICE COMPANY or its affiliates to provide services to the Fund and approving this Agreement;

         (b) A copy of the Fund's most recent effective registration statement;

         (c) A copy of the advisory agreement with respect to each investment Portfolio of the Fund;

         (d) A copy of the distribution/underwriting agreement with respect to each class of Shares of the Fund;

         (e) A copy of the Fund's Administration and Accounting Services Agreement if SERVICE COMPANY is not providing the Portfolio with such services;

         (f) A copy of the Underwriting Agreement made in respect of the Fund or a Portfolio;



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         (g)      A copy of the Fund's organizational documents, as filed with the state in which the Fund is organized; and

         (h) Copies (certified or authenticated where applicable) of any and all amendments or supplements to the foregoing.



         SERVICE COMPANY will on an annual basis provide to the Fund its audited financial statements.


4. Compliance with Rules and Regulations. SERVICE COMPANY undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by SERVICE COMPANY hereunder. Except as specifically set forth herein, SERVICE COMPANY assumes no responsibility for such compliance by the Fund or any other entity.

5.       Instructions.

         (a) Unless otherwise provided in this Agreement, SERVICE COMPANY shall act only upon Oral Instructions or Written Instructions.

         (b) SERVICE COMPANY shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by SERVICE COMPANY to be an Authorized Person) pursuant to this Agreement. SERVICE COMPANY may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless SERVICE COMPANY knows such instructions are inconsistent with any of the foregoing (for example because SERVICE COMPANY has received prior Written Instructions, or has participated in discussions on the same issue) or unless and until SERVICE COMPANY receives Written Instructions to the contrary.

         (c) The Fund agrees to forward to SERVICE COMPANY Written Instructions confirming Oral Instructions so that SERVICE COMPANY receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by SERVICE COMPANY or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or SERVICE COMPANY's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, SERVICE COMPANY shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that SERVICE COMPANY's actions comply with the other provisions of this Agreement.

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6.       Right to Receive Advice.

         (a) Advice of the Fund. If SERVICE COMPANY is in doubt as to any action it should or should not take, SERVICE COMPANY may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) Advice of Counsel. If SERVICE COMPANY shall be in doubt as to any question of law pertaining to any action it should or should not take, SERVICE COMPANY may request advice from counsel of its own choosing (who may be inside or outside counsel for the Fund, the Fund's investment adviser or other service providers or, if none of the foregoing is available and time is of the essence, inside or outside counsel for SERVICE COMPANY, at the option of SERVICE COMPANY).

         (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions SERVICE COMPANY receives from the Fund, and the advice it receives from counsel, SERVICE COMPANY may rely upon and follow the advice of counsel. In any such case, SERVICE COMPANY will use its best efforts to contact the Fund prior to taking any actions inconsistent with Instructions previously received by the Fund.

         (d) Protection of SERVICE COMPANY. SERVICE COMPANY shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which SERVICE COMPANY believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon SERVICE COMPANY to seek such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of SERVICE COMPANY's properly taking or not taking such action.

7. Records; Visits. The books and records pertaining to the Fund, which are in the possession or under the control of SERVICE COMPANY, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during SERVICE COMPANY's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by SERVICE COMPANY to the Fund or to an Authorized Person, at the Fund's reasonable expense.


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8.       Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or SERVICE COMPANY, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or SERVICE COMPANY a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party both prompt oral and written notice of such requirement and will to the extent possible coordinate any such production with the Fund or the Fund's counsel, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or
         (g) has been or is independently developed or obtained by the receiving party. In accordance with Section 248.11 of Regulation S-P (17 CFR
         248.1 - 248.30) ("Reg S-P"), SERVICE COMPANY will not directly, or indirectly through an affiliate, disclose any non-public personal information, as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with SERVICE COMPANY and provided that any such information disclosed to an affiliate of SERVICE COMPANY shall be under the same limitations on non-disclosure.

9. Cooperation with Accountants. SERVICE COMPANY shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

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10.      SERVICE COMPANY System. SERVICE COMPANY shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by SERVICE COMPANY in connection with the services provided by SERVICE COMPANY to the Fund; provided, however, that SERVICE COMPANY shall have no right to retain title to or ownership of any database which consists solely of information pertaining to the transactions of the Fund or its shareholders.

11. Disaster Recovery. SERVICE COMPANY shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, SERVICE COMPANY shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. SERVICE COMPANY shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by SERVICE COMPANY's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. Compensation. As compensation for services rendered by SERVICE COMPANY during the term of this Agreement, the Fund will pay to SERVICE COMPANY a fee or fees in the agreement in Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time as may be agreed to from time to time in writing by the Fund and SERVICE COMPANY. The Fund acknowledges that SERVICE COMPANY may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

13. Indemnification. (a) The Fund agrees to indemnify and hold harmless SERVICE COMPANY and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which SERVICE COMPANY takes in reliance upon Oral or Written Instructions received from the Fund or which SERVICE COMPANY is required to take or refrain from taking in accordance with the provisions of this Agreement. Neither SERVICE COMPANY, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by SERVICE COMPANY's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of SERVICE COMPANY's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of such duties and obligations. SERVICE COMPANY shall not make any claim for any amounts payable by the Fund hereunder except against the relevant Portfolio's assets and not against the assets of any other Portfolio of the Fund.


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         (b) SERVICE COMPANY agrees to indemnify and hold harmless the Fund and each Portfolio from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act of SERVICE COMPANY in contravention of the terms of this Agreement or caused by SERVICE COMPANY's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. Neither the Fund, nor any Portfolio, shall be indemnified against any liability (or any expenses incident to such liability) caused by SERVICE COMPANY's following Oral or Written Instructions which SERVICE COMPANY reasonably believed to have been valid and genuinely given. SERVICE COMPANY further agrees to indemnify and hold harmless the Fund and the Portfolios from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements) arising directly or indirectly from any claim by a third party against the Fund or a Portfolio with respect to infringement of any patent or copyright of any goods, services or programs supplied or used by SERVICE COMPANY (the "SERVICE COMPANY Materials") in connection with the provision of services to the Fund and the Portfolios hereunder. The foregoing indemnification obligation shall not apply to any claim based on or arising from (i) goods, services or programs not owned, developed or provided by SERVICE COMPANY, (ii) the combination by the Fund or the Portfolios of the SERVICE COMPANY Materials with any other goods, services or programs not owned or developed by or on behalf of SERVICE COMPANY, or (iii) the failure of the Fund or the Portfolios to use the SERVICE COMPANY Materials as authorized or for their intended purpose.

14.      Responsibility of SERVICE COMPANY.

         (a) SERVICE COMPANY shall be under no duty to take any action hereunder on behalf of the Fund except as required by law or as specifically set forth herein (which exception includes the obligation to follow Oral or Written Instructions provided by the Fund) or as may be specifically agreed to by SERVICE COMPANY and the Fund in a written amendment hereto. SERVICE COMPANY shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. SERVICE COMPANY shall be liable only for any damages arising out of SERVICE COMPANY's failure to perform its duties under this Agreement to the extent such damages arise out of SERVICE COMPANY's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

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         (b)      Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) SERVICE COMPANY shall not be liable for losses beyond its control, including without limitation (subject to Section 11), delays or errors or loss of data occurring by reason of circumstances beyond SERVICE COMPANY's control, provided that SERVICE COMPANY has acted in accordance with the standard set forth in Section 14(a) above; and (ii) SERVICE COMPANY shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which SERVICE COMPANY reasonably believes to be genuine.

         (c) Notwithstanding anything in this Agreement to the contrary, neither SERVICE COMPANY nor its affiliates shall be liable for any consequential, special or indirect losses or damages, unless the likelihood of such losses or damages was known by SERVICE COMPANY or its affiliates and SERVICE COMPANY acted without regard to such likely losses or damages.

         (d) No party may assert a cause of action against SERVICE COMPANY or any of its affiliates that allegedly occurred more than 60 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

         (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

15.      Description of Services.

         (a)      Services Provided on an Ongoing Basis, If Applicable.

                  (i)      Calculate 12b-1 payments;

                  (ii)     Maintain shareholder registrations;

                  (iii) Review new applications and correspond with shareholders and broker-dealers to complete or correct information;

                  (iv)     Direct payment processing of checks or wires;

                  (v) Prepare and certify stockholder lists in conjunction with proxy solicitations;

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                  (vi)     Countersign share certificates, if applicable;

                  (vii) Prepare and mail to shareholders confirmation of activity in accordance with Rule 10b-10 under the 1934 Act;

                  (viii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

                  (ix) If requested, mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with SERVICE COMPANY;

                  (x) Provide periodic shareholder lists and statistics to the Fund;

                  (xi) Provide detailed data for underwriter/broker confirmations;

                  (xii) Prepare periodic mailing of year-end tax and statement information;

                  (xiii) Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity; and

                  (xiv) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time.



         (b) Services Provided by SERVICE COMPANY Under Oral Instructions or Written Instructions.

                  (i) Accept and post daily Share purchases and redemptions;

                  (ii) Accept, post and perform shareholder transfers and exchanges;

                  (iii)    Pay dividends and other distributions;

                  (iv) Solicit and tabulate proxies or arrange for an affiliate or other agent to do so; and


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                  (v)      Issue and cancel certificates (when requested in
                           writing by the shareholder).

         (c) Purchase of Shares. SERVICE COMPANY shall issue and credit an account of an investor, in the manner described in the Fund's prospectus, once it receives:

                  (i)      A purchase order;

                  (ii) Proper information in good order to establish a shareholder account; and

                  (iii) Confirmation of receipt or crediting of funds for such order to the Fund's custodian.

         (d) Redemption of Shares. SERVICE COMPANY shall redeem Shares only if that function is properly authorized by the certificate of incorporation or resolution of the Fund's Board of Trustees. Shares shall be redeemed and payment therefor shall be made in accordance with the Fund's prospectus, when the recordholder tenders Shares in good order and directs the method of redemption. If Shares are received in good order, Shares shall be redeemed before the funds are provided to SERVICE COMPANY from the Fund's custodian (the "Custodian"). If the recordholder has not directed that redemption proceeds be wired, when the Custodian provides SERVICE COMPANY with funds, the redemption check shall be sent to and made payable to the recordholder, unless:

                  (i) the surrendered certificate is drawn to the order of an assignee or holder and transfer authorization is signed by the recordholder; or

                  (ii) transfer authorizations are signed by the recordholder when Shares are held in book-entry form.

                  In accordance with the provisions of the Funds' prospectus, when a broker-dealer, or other qualified financial institution, notifies SERVICE COMPANY of a redemption desired by a shareholder, and the Custodian provides SERVICE COMPANY with funds, SERVICE COMPANY shall prepare and send the redemption check, or wire, to the order of the broker-dealer or other qualified financial institution, for the benefit of the shareholder.


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         (e)      Dividends and Distributions. Upon receipt of a resolution of the Fund's Board of Trustees authorizing the declaration and payment of dividends and distributions, SERVICE COMPANY shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund's prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. SERVICE COMPANY shall mail to the Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. SERVICE COMPANY shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

         (f)      Shareholder Account Services.

                  (i) SERVICE COMPANY may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

                           - Any pre-authorized check plan; and

                           - Direct purchases through broker wire orders, checks
                             and applications.

                  (ii) SERVICE COMPANY may arrange, in accordance with the prospectus, for a shareholder's:

                           - Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

                           - Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

                           - Redemption of Shares from an account with a
                             checkwriting privilege.
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         (g)      Communications to Shareholders. Upon timely Written
                  Instructions, SERVICE COMPANY shall mail all communications by the Fund to its shareholders, including:

                  (i)      Reports to shareholders;

                  (ii)     Monthly or quarterly statements;

                  (iii)    Dividend and distribution notices; and

                  (iv)     Proxy material.

                  In addition, SERVICE COMPANY or an affiliate will receive and tabulate the proxy cards for the meetings of the Fund's shareholders.

         (h) Records. SERVICE COMPANY shall prepare, maintain and preserve records for the accounts of each shareholder as required by Rule 31a-1 and Rule 31a-2 under the Investment Company Act of 1940, including the following information:

                  (i) Name, address and United States Tax Identification or Social Security number;

                  (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

                  (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

                  (iv) Any stop or restraining order placed against a shareholder's account;

                  (v) Any correspondence relating to the maintenance of and transactions in a shareholder's account;

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                  (vi)     Information with respect to withholdings;

                  (vii) Any information required in order for SERVICE COMPANY to perform any calculations required by this Agreement; and

                  (viii) A record of each purchase, redemption and exchange with respect to each shareholder account.

         (i) Lost or Stolen Certificates. SERVICE COMPANY shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

                  (i) The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by SERVICE COMPANY; and

                  (ii) Completion of a release and indemnification agreement signed by the shareholder to protect SERVICE COMPANY and its affiliates.

         (j) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, SERVICE COMPANY will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless SERVICE COMPANY has acted contrary to the Fund's instructions, the Fund agrees to and does hereby release SERVICE COMPANY from any liability for refusal of permission for a particular shareholder to inspect the Fund's stock records.

         (k) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, SERVICE COMPANY shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

         (l) Lost Shareholders. SERVICE COMPANY shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the "Lost Shareholder Rules"), including, but not limited to, those set forth below. SERVICE COMPANY may, in its sole discretion, use the services of a third party to perform some of or all such services.


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                  (i)      documentation of search policies and procedures;

                  (ii)     execution of required searches;

                  (iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

                  (iv) preparation and submission of data required under the Lost Shareholder Rules.

                  Except as set forth above, SERVICE COMPANY shall have no responsibility for any escheatment services.

         (m) Print Mail. In addition to performing the foregoing services, the Fund hereby engages SERVICE COMPANY to provide print/mail services.

16. Duration and Termination. This Agreement shall become effective on November 10, 2001 and shall continue in effect until terminated by the Fund or by SERVICE COMPANY on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by SERVICE COMPANY, will be borne by the Fund. In the event that SERVICE COMPANY gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by SERVICE COMPANY, will be borne by SERVICE COMPANY. In the event of termination, SERVICE COMPANY agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Fund and its shareholders.

17. Notices. Notices shall be addressed (a) if to SERVICE COMPANY, at 169 Lackawanna Avenue, Parsipanny, NJ 07054, Attention: President; (b) if to the Fund, at One Bush Street, Suite 800, San Francisco, CA 94104
         Attention: Deane Nelson or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. Delegation; Assignment. SERVICE COMPANY may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of SERVICE COMPANY or of New York Life Insurance Company., provided that SERVICE COMPANY gives the Fund 90 days prior written notice of such assignment or delegation. The Fund expressly agrees that SERVICE COMPANY may delegate its duties, in whole or in part, to Boston Financial Data Services, Inc. ("BFDS") and that SERVICE COMPANY shall remain liable for the performance of such duties by BFDS.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.      Miscellaneous.

         (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

         (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of SERVICE COMPANY hereunder without the prior written approval of SERVICE COMPANY, which approval shall not be unreasonably withheld or delayed unless such modifications or the adoption of such policies are required by law.

         (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (d) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

         (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (g) No Representations or Warranties. Except as expressly provided in this Agreement, SERVICE COMPANY hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.

         (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year written below.



                                    NYLIM LLC





                                    By:  /s/ Gary Wendlandt
                                         --------------------------------
                                         Gary Wendlandt


                                    Title:  Chief Executive Officer

                                    Date:  September 28, 2001







                                    McM FUNDS





                                    By:  /s/ Deane A. Nelson
                                         ---------------------------------
                                         Deane A. Nelson


                                    Title:  Secretary

                                    Date:  September 28, 2001

                                    EXHIBIT A







         THIS EXHIBIT A, dated as of November 10, 2001, is Exhibit A to that certain Transfer Agency Services Agreement effective as of November 10, 2001, between SERVICE COMPANY and McM Funds.







                                   PORTFOLIOS





                         McM Principal Preservation Fund

                       McM Intermediate Fixed Income Fund

                              McM Fixed Income Fund

                                McM Balanced Fund

                           McM Equity Investment Fund

                               September 28, 2001


                                                                       McM FUNDS

    Re: Transfer Agency Services Fees

Dear Sir/Madam:

         This letter constitutes our agreement with respect to compensation to be paid to NYLIM Service Company LLC ("SERVICE COMPANY") under the terms of a Transfer Agency Services Agreement dated September 28, 2001 between McM Funds ("you" or the "Fund") and SERVICE COMPANY (the "Agreement") for service provided on behalf of the Fund. Pursuant to paragraph 12 of the Agreement, and in consideration of the services to be provided to the Fund, the Fund will pay SERVICE COMPANY certain fees and reimburse SERVICE COMPANY for its out-of-pocket expenses incurred on its behalf, as follows:

1)       Account Fee:              $18.00 per account per year

         Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee.

2)       Minimum Monthly Fee:

         The minimum monthly fee will be $2,500 for each portfolio and $1,250 per each additional class per portfolio, plus a monthly fee of $1,833 for the cost of providing two dedicated staff members. These fees are exclusive of data storage charges, record retention fees, out-of-pocket expenses and miscellaneous fees.

3)       Maintenance Fee:          $12.00 per account per year - IRA's, 403 B's,
                                   DC/Benefit Plans

4) Out-of-Pocket Expenses include, but are not limited to, Fund SERV/Networking, Print /Mail, internet hosting, and related service programming, telephone lines, forms, envelopes, postage, overnight delivery, mailgrams, hardware/phone lines for transmissions, mircofilm/microfiche, wire fees, ACH charges, exchange fee, proxies, record retention, b/c notices, account transcripts, consolidated statement, audio response and development/programming costs, ad hoc reports/labels/user tapes, conversion and deconversion expenses, travel expenses, training expenses and expenses incurred at the direction of the Fund. Out-of-pocket expenses are billed as they are incurred.

5) Shareholder Expenses include, but are not limited to: IRA/Keogh processing, exchange fees between portfolios, requests for account transcripts, returned checks, lost certificate bonding, overnight delivery as requested by the shareholder, lost shareholder search/reporting - $2.75 per account search, and wire fee for disbursement if requested by the shareholder. Shareholder expenses are billed as they are incurred.

6)       Miscellaneous

         SERVICE COMPANY shall be entitled to the following fee for the performance of any special legal services as described in the Agreement in accordance with the Written Instructions of the Fund: $185 per hour subject to certain project caps as may be agreed to by SERVICE COMPANY and the Fund. Services and charges may vary based on volume.

         Any fee, out-of-pocket expenses or shareholder expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by SERVICE COMPANY.

         After the one year anniversary of the effective date of this Agreement, SERVICE COMPANY may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, all items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date absent a prior such adjustment).

         The fee for the period from the date hereof until the end of the year shall be prorated according to the proportion which such period bears to the full annual period.

         If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                                  Very truly yours,

                                                  NYLIM SERVICE COMPANY LLC

                                                  By: /s/ Robert E. Brady
                                                      ------------------------

                                                  Name: Robert E. Brady
                                                        ----------------------

                                                  Title: President & CEO
                                                         ---------------

Agreed and Accepted:

McM FUNDS

By: /s/ Deane A. Nelson
    --------------------------------

Name:  Deane A. Nelson
     -------------------------------

Title: Vice President & Secretary
       -----------------------------